Exhibit 99.d.2.II

AMERICAN BEACON FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 6th day of September, 2013 by and among American Beacon Funds, a Massachussetts Business Trust (“the Trust”) American Beacon Advisors, Inc., a Delaware Corporation (the "Manager"), and Acadian Asset Management LLC (the "Adviser"); a Delaware limited liability company.

WHEREAS, the Trust, is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series (portfolios) of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees;

WHEREAS, the Trust's agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Manager desires to retain the Adviser to render investment management services to the Trust with respect to certain of its investment portfolios and such other investment portfolios as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the "Portfolios") and as described in the Trust's registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. (a) Duties of the Adviser. The Manager appoints the Adviser to manage the investment and reinvestment of such portion, if any, of the Portfolios' assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Portfolios, to determine in the Adviser's discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the Manager's oversight and the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's current registration statement as amended from time to time and applicable laws and regulations. The Adviser accepts such appointment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Portfolio assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to that portion of assets which the Adviser deems should be invested in short-term money market instruments. The Manager agrees to provide this service.) The Manager will instruct the Trust's Custodian(s) to hold and/or transfer the Portfolios' assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term "Proper Instructions" shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), but generally refers to a writing by the representatives of the Adviser who have been authorized by the Trust’s Board from time to time to provide instructions to the Trust’s Custodian. For the purpose of clarification, “Proper Instructions” can be instructions in any format, including without limitation, electronic instructions, that are agreed upon by the Adviser and the Trust’s Custodian.) The Adviser shall not have the authority to cause the Manager or the Trust to deliver securities or other property, or pay cash to the Adviser other than payment of the management fee provided for in this Agreement. The Adviser will not be responsible for the cost of securities or brokerage commissions or any other Trust expenses except as specified in this Agreement and at no time will be responsible for or have custody of the Portfolio’s assets.

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(b) Derivative Transactions. The Adviser is authorized on behalf of the Portfolios, and consistent with the investment discretion delegated to the Adviser herein, to: (1) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange traded and over-the-counter, as applicable) required to meet the obligations of the Trust with respect to any investments made for the Portfolios. Such documentation includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are accurate and consistent with the relevant Portfolio’s investment policies and other governing documents; (b) the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Portfolio under such documentation; and (c) the Adviser shall immediately notify the Manager of any event of default, potential event of default or termination event affecting a Portfolio under such documentation. The Adviser further shall have the authority to instruct the custodian to: (i) pay cash for securities and other property delivered for the Portfolios, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Portfolios; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Portfolios with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit margin or collateral shall be effected by transfer or segregation within an account maintained for the Portfolios by its custodian subject to control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.

(c) Valuation.  The Adviser, following its own Fair Valuation policies, will provide assistance to the Manager in determining the fair value of all securities and other investments owned by the Portfolios, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the securities or other investments owned by the Portfolios for which market prices are not readily available.  The Adviser will monitor the securities and other investments owned by the Portfolios for potential significant events that could affect their values and notify the Manager when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities. The Adviser is not a pricing source and should not be relied upon as the sole source for the official valuation of any positions held by the Portfolio.

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(d) Compliance Matters.  The Adviser, at its expense, will provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be agreed upon by such parties from time to time.  The Adviser also shall: (i) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Portfolios, the Trust and the Manager; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Portfolios, the Trust and the Manager; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. The Adviser will not be responsible for providing legal or tax advice to the Manager related to the Portfolios and will not be responsible for responding to any notices of class action claims related to positions held in the Portfolios. The Adviser will disclose in any Form 13F filings related to positions held in the Portfolio that it has shared discretion with the Manager.

2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain best execution as determined by the Adviser. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Adviser receives in connection with activities for the Trust may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Portfolio’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Portfolio established by the Manager or set forth in the Portfolio’s registration statement. The Adviser shall not consult with any other investment sub-adviser of the Portfolio concerning transactions for the Portfolio in securities or other assets.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser, or a third party service retained by the Adviser, shall receive and automatically exercise the voting rights with respect to any and all proxies regarding the assets in the Portfolios in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.  The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines. The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

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4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and the Trust shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s). The Trust is solely responsible for the payment of the fees to the Adviser, and the Adviser agrees to seek payment of its fees solely from the Trust.

5. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at a price to be agreed upon by the Adviser and the Trust or the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager of the Trust.

8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act of 1940 which are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust and will be surrendered promptly to the Manager or Trust on request. The Adviser may retain copies of any books or records that it is required to retain to meet any legal or regulatory obligation. The Adviser retains all rights in and to any investment models used by or on behalf of the Portfolios and any models based upon or derived from them. Adviser authorizes Manager’s use of the Adviser’s service marks and/or trademarks in connection with the marketing of the Portfolio(s), including but not limited to, the Portfolio(s)’ registration statements and fact sheets. In addition, the Manager acknowledges and agrees that it has no rights in or to the name “Acadian” beyond the limited use rights granted herein.

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9. Liability of Adviser. The Adviser shall have no liability to the Trust, its shareholders or any third party arising out of or related to this Agreement except with respect to claims which occur due to any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust's registration statement as required by law.

11. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Portfolio and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by the Manager, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing (including facsimile and email), addressed and delivered, or mailed postpaid, to the other party at the primary office of such party and contact below, unless such party has previously designated another address.

To the Manager:

Gene L. Needles, Jr.

American Beacon Advisors, Inc.

4151 Amon Carter Blvd., MD 2450

Fort Worth, TX 76155

Email: gene.needles@ambeacon.com

Phone: (817) 391-6100

Fax: (817) 391-6086

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To the Trust:

Gene L. Needles, Jr.

American Beacon Advisors, Inc.

4151 Amon Carter Blvd., MD 2450

Fort Worth, TX 76155

Email: gene.needles@ambeacon.com

Phone: (817) 391-6100

Fax: (817) 391-6086

To the Adviser:

Ross Dowd

Acadian Asset Management LLC

260 Franklin Street

Boston, MA 02110

Email: rdowd@acadian-asset.com

Phone: (617) 850-3500

Fax: (617) 850-3501

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12. Receipt of Disclosure Document. The Manager acknowledges receipt, at least 48 hours prior to entering into this Agreement, of a copy of the Adviser’s Form ADV Part 2A and Part 2B containing certain information regarding the Investment Manager, the nature of its business, its managed volatility investment process, and its investment team. The Manager consents to electronic delivery of all future amendments to Form ADV and other disclosure documents.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Amendments.  This Agreement may be amended by mutual consent, subject to approval by the Board and the Portfolios’ shareholders to the extent required by the 1940 Act.

15. Governing Law.  This Agreement shall be governed by the laws of Texas.

16. Trust and Shareholder Liability.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Portfolio, the obligations hereunder shall be limited to the respective assets of that Portfolio.  The Adviser further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

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A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the Trustees, officers, or shareholders of the Trust individually.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Acadian Asset Management LLC	American Beacon Advisors, Inc.

By: /s/Mark J. Minichiello	By: /s/Gene L. Needles, Jr.
Name: Mark J. Minichiello	Gene L. Needles, Jr.
Title: Chief Operating Officer	President & CEO

American Beacon Funds

By: /s/Jeffrey K. Ringdahl
Name: Jeffrey K. Ringdahl
Title: Vice President

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Schedule A

To the

American Beacon Funds

Investment Advisory Agreement

Among

American Beacon Funds

American Beacon Advisors, Inc.

and

Acadian Asset Management LLC

American Beacon Funds (the “Trust”) shall pay compensation to Acadian Asset Management LLC(“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement among the Trust, American Beacon Advisors, Inc. and the Adviser for rendering investment management services with respect to the American Beacon Acadian Emerging Markets Managed Volatility Fund in accordance with the following annual percentage rates for all Trust assets under Adviser’s management:

 First $500 million         0.65 of 1%

 Over $500 million         0.60 of 1%

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of September 6th, 2013

Acadian Asset Management LLC		American Beacon Advisors, Inc.

By:	/s/ Mark J. Minichiello	By:	/s/ Gene L. Needles, Jr.
Name:	Mark J. Minichiello		Gene L. Needles, Jr.
Title:	Chief Operating Officer		President & CEO

American Beacon Funds

By:	/s/ Jeffrey K. Ringdahl
Name:	Jeffrey K. Ringdahl
Title:	Vice President

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